Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 162 to the Registration Statement of Rydex Series Funds (Form N-1A; File No. 033-59692) of our reports dated February 28, 2017 on the financial statements and financial highlights of Guggenheim Multi-Hedge Strategies Fund, Rydex Commodities Strategy Fund, and Guggenheim Managed Futures Strategy Fund included in the Annual Reports to shareholders for the year ended December 31, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
April 13, 2017